Exhibit 99.1

Company Contacts:	Investor Relations Contact:
Senesco Technologies, Inc.	FD
Bruce Galton	Brian Ritchie
Chief Executive Officer	(brian.ritchie@fd.com)
(bgalton@senesco.com)	(212) 850-5600
(732) 296-8400

Senesco Expands on Preclinical Multiple Myeloma Findings

NEW BRUNSWICK, N.J. (June 5, 2008) — Senesco Technologies, Inc. (“Senesco” or the “Company”) (AMEX:SNT) announced today further details of its continuing preclinical multiple myeloma research.  In February 2008, the Company announced results of preclinical animal studies in which Senesco’s Factor 5A technology, encapsulated in nanoparticles, was able to induce apoptosis in multiple myeloma tumors when injected intratumorally.

Senesco has continued its research in both preclinical animal models and human multiple myeloma cell lines, while also studying intravenous delivery of its therapy. In its previously announced preclinical testing and its recent expanded studies, the Company has used a combination therapy of its siRNA against Factor 5A as well as a plasmid of the Factor 5A gene encapsulated in a nanoparticle.

Whether the combination therapy was injected intratumorally or systemically, human multiple myeloma tumors grown subcutaneously in the flanks of immunodeficient mice were reduced by approximately 95% versus tumors in untreated mice.  Additionally, groups of treated mice were studied for up to three weeks after the last therapeutic injection and in mice whose tumors had regressed, the tumors did not regenerate.

In human multiple myeloma cell line studies, Senesco determined that its siRNA may sensitize cells for apoptosis through a reduction in activation of NFkB, a key inflammatory transcription factor.  The siRNA also reduced levels of ICAM (intracellular adhesion molecule), a binding molecule, which is involved in promoting tissue inflammation.

The Company, together with its CRO, is evaluating potential manufacturing centers for its materials, planning preclinical toxicology studies, and continuing preclinical disease model studies.

About Senesco Technologies, Inc.

Senesco Technologies, Inc. is a U.S. biotechnology company, headquartered in New Brunswick, NJ. Senesco has initiated preclinical research to trigger or delay cell death in mammals (apoptosis) to determine if the technology is applicable in human medicine.  Accelerating apoptosis may have applications to development of cancer treatments.  Delaying apoptosis may have applications to certain inflammatory and ischemic diseases.  Senesco takes its name from the scientific term for the aging of plant cells: senescence.  Delaying cell breakdown in plants extends freshness after harvesting, while increasing crop yields, plant size and resistance to environmental stress.  The Company believes that its technology can be used to develop superior strains of crops without any modification other than delaying natural plant senescence.  Senesco has partnered with leading-edge companies engaged in agricultural biotechnology and earns research and development fees for applying its gene-regulating platform technology to enhance its partners’ products.

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and joint ventures; the success of the Company’s license agreements; the acceptance by the market of the Company’s products; success of the Company’s preliminary studies and preclinical research; competition and the timing of projects and trends in future operating performance, our ability to maintain our continued listing standards for the next 12 months, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the “SEC”). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC.  The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.